For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Patrick Daly Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Names Linda Borchert Philp Chief Financial Officer

ATLANTA, Ga., January 21, 2005—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Linda Borchert Philp has been promoted to chief financial officer of the company, effective January 31. Philp replaces Hank Artime, who has resigned to pursue other opportunities. Artime has agreed to remain with the company through March 31 to assist in completing the implementation of the internal control provisions of the Sarbanes-Oxley Act and the filing of the company’s 2004 Form 10-K.

In her new position, Philp will oversee all financing and accounting activities, information technology, treasury, and insurance. Previously, Philp served as vice president, chief accounting officer and treasurer, responsible for all of Lodgian’s financial accounting and reporting, treasury and insurance functions. Prior to joining Lodgian, she served as an independent consultant to the company during its restructuring. She is a former director of

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finance for the Campbell Sales Company (Campbell Soup), a division finance manager for Pizza Hut, and held strategic planning, logistics and marketing positions at Kraft General Foods. She previously worked at PricewaterhouseCoopers in southern California.

Artime joined Lodgian in December 2001 and was promoted to chief financial officer in October 2003. During his tenure as CFO, the company restructured its balance sheet through a $370 million financing and a $192 million secondary stock offering.

“Linda Philp joined the company in May 2002 with a solid background in finance and accounting, and we believe she will be a valuable addition to our senior management team,” said W. Thomas Parrington, Lodgian’s president and chief executive officer.

Philp holds an MBA with a concentration in finance and a BBA with majors in accounting and finance from the University of Wisconsin-Madison and is a Certified Public Accountant in the state of California.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 85 hotels with 16,007 rooms located in 31 states and Canada. Of the company’s 85-hotel portfolio, 73 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and nine are affiliated with four other nationally recognized hospitality franchises. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

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Forward-Looking Statements

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.